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CARSON THOMPSON
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FROM:               Jim Berk [jimberk@worldnet.att.net]
SENT:               Tuesday, January 16, 2001 7:42 PM
TO:                 CARSON THOMPSON (E-mail)
SUBJECT:            BOARD RESIGNATION

DEAR CARSON:

         AS WE DISCUSSED LAST WEEK, I FEEL IT IS APPROPRIATE AT THIS TIME TO RESIGN FROM THE PAWNMART BOARD OF DIRECTORS. IT APPEARS FROM OUR CONVERSATIONS, YOU HAVE POTENTIALLY ATTRACTED SOME EXPERIENCED AND HIGHLY QUALIFIED NEW CANDIDATES TO THE BOARD WITH BACKGROUNDS AND TALENTS MORE SPECIFIC TO YOUR CURRENT STRATEGIC PLAN.

         I HAVE ENJOYED SERVING ON BEHALF OF THE SHAREHOLDERS AND WORKING WITH YOU AND THE MANAGEMENT TEAM AND WISH YOU WELL IN YOUR NEW STRATEGY.

JIM BERK